SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On February 10, 2015, a Special Meeting of Shareholders of New Century Capital Portfolio, New Century Balanced Portfolio, New Century International Portfolio and New Century Alternative Strategies Portfolio (the "New Century Portfolios") was held at the offices of New Century Portfolios, 100 William Street, Suite 200, Wellesley, Massachusetts  02481-3902. The purpose of the meeting was to: (1) elect four Trustees, each to serve until his successor is duly elected and qualified; (2) ratify the appointment of BBD, LLP as the Trust's Independent Registered Public Accounting Firm for the fiscal year ending October 31, 2015; and (3) amend the fundamental investment objective of the New Century Alternative Strategies Portfolio.

The shareholders of New Century Portfolios approved all three proposals considered and voted upon at the Special Meeting.  The results of the voting with respect to each proposal are as follows:

1.	Election of Four Trustees.

Proposal No 1: Election of Trustees*	Shares Voted For	Shares Withheld	Percentage of Shares Voted	Percentage of Shares Outstanding
Stanley H. Cooper	15,887,772.638	88,090.606	99.449%	69.871%
			0.551%	0.387%
Michael A. Diorio	15,967,748.580	8,114.665	99.950%	70.223%
			0.050%	0.035%
J. Kevin Connaughton	15,967,748.580	8,114.665	99.950%	70.223%
			0.050%	0.035%
John W. Filoon, III	15,967,748.580	8,114.665	99.950%	70.223%
			0.050%	0.035%
   *Voted by shareholders of the New Century Portfolios.

2.	Ratification of the Appointment of BBD, LLP as the Trust's Independent Registered Public Accounting Firm for the fiscal year ending October 31, 2015.

Proposal No. 2 Ratification of the Appointment of Auditors*	Shares Voted	Percentage of Shares Voted	Percentage of Shares Outstanding
For	15,960,969.305	99.907%	70.193%
Against	10,977.958	0.069%	0.048%
Abstain	3,915.981	0.024%	0.017%
Total	15,975,863.24	100.000%	70.258%
   *Voted by shareholders of the New Century Portfolios.

3.	Amendment of Fundamental Investment Objective of the New Century Alternative Strategies Portfolio.

Proposal No. 3 - Amend Fundamental Investment Objective*	Shares Voted	Percentage of Shares Voted	Percentage of Shares Outstanding
For	4,935,664.727	99.920%	53.659%
Against	2,164.916	0.044%	0.023%
Abstain	1,364.583	0.027%	0.015%
Broker Non-Vote	468.000	0.009%	0.005%
Total	4,939,662.23	100.000%	53.702%
   *Voted by shareholders of the New Century Alternative Strategies Portfolio.